Exhibit 4.10

Execution Version

AMENDMENT NO. 1 TO CONVERTIBLE NOTE SUBSCRIPTION AGREEMENT

This Amendment No. 1 to Convertible Note Subscription Agreement (this “Amendment”) is made and entered into effective as of January 10, 2024, by and between Marti Technologies, Inc., a Cayman Islands exempted company (f/k/a Galata Acquisition Corp.) (the “Company”), and Callaway Capital Management LLC (the “Subscriber”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Convertible Note Subscription Agreement (as defined below).

WHEREAS, the Company and the Subscriber entered into that certain Convertible Note Subscription Agreement, dated May 4, 2023 (the “Convertible Note Subscription Agreement”), pursuant to which, the Subscriber may, in its sole discretion, fund the Purchase Price, in whole or in part, at any time and from time, between the Transaction Closing Date and the twelve month anniversary of the Transaction Closing Date, and the Company agreed to issue and sell to the Subscriber certain convertible notes of the Company having the terms set forth in the Indenture (the “Subscribed Notes”) in consideration of any such payment of the Purchase Price by or on behalf of Subscriber to the Company; and

WHEREAS, the Company and Subscriber desire to amend the Convertible Note Subscription Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Convertible Note Subscription Agreement, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Amendment. The parties hereby agree to amend the Convertible Note Subscription Agreement as follows:

a.	Section 2(a) of the Convertible Note Subscription Agreement is hereby deleted in its entirety and replaced with the following:

(a)	Each issuance of Subscribed Notes contemplated hereby (each, a “Subscription Closing”) shall occur on such date (each, a “Subscription Closing Date”) as determined by Subscriber as described in Sections 2(b)-(c) below, which date(s) shall be no earlier than the Transaction Closing Date and no later than the Subscription End Date (as defined below); provided that the first Subscription Closing Date shall be on or before June 30, 2024 (the “First Subscription Closing Date”). As used herein, the “Subscription End Date” shall be, initially, the date that is fifteen (15) months after the Transaction Closing Date, provided that the Subscription End Date shall be automatically extended by three (3) months for each issuance of $5,000,000 of the aggregate principal amount of the Subscribed Notes subscribed by Subscriber following the date hereof; provided further, in no event shall the Subscription End Date be later than the three-year anniversary of the Transaction Closing Date.

b.	Section 2(b) of the Convertible Note Subscription Agreement is hereby deleted in its entirety and replaced with the following:

(b)	At least five (5) Business Days prior to a Subscription Closing Date, Subscriber shall notify the Company in writing of the Subscription Closing Date and the portion of the Purchase Price to be funded at such Subscription Closing (each such notice, a “Subscription Closing Date Notice”); provided that the Purchase Price in connection with the First Subscription Closing Date shall be at least $5,000,000. No later than two Business Days following delivery of a Subscription Closing Date Notice, the Company shall deliver by written notice to Subscriber the wire instructions for delivery of the Purchase Price or portion thereof to be paid on such Subscription Closing Date. For the avoidance of doubt, Subscriber may pay future installments of the Purchase Price using such wire instructions provided by the Company.

c.	The reference to “the twelve month anniversary of the Transaction Closing Date” in Section 2(c) of the Convertible Note Subscription Agreement is hereby deleted and replaced with the following: “the Subscription End Date”.

d.	The reference to “the one year anniversary of the Transaction Closing Date” in Section 6 of the Convertible Note Subscription Agreement is hereby deleted and replaced with the following: “the Subscription End Date”.

e.	The Indenture attached as Exhibit A to the Convertible Note Subscription Agreement is hereby deleted it in its entirety and replaced with Exhibit A attached hereto.

2. Miscellaneous. The parties hereto hereby agree that Sections 8(a), 8(d), 8(e), 8(o), 8(p), 8(q), 8(r) and 8(w) of the Convertible Note Subscription Agreement shall apply to this Amendment, mutatis mutandis. Except as expressly provided in this Amendment, all of the terms and provisions in the Convertible Note Subscription Agreement are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Convertible Note Subscription Agreement, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Convertible Note Subscription Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Convertible Note Subscription Agreement, as amended by this Amendment. The Convertible Note Subscription Agreement, as amended by this Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Convertible Note Subscription Agreement, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter.

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IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Convertible Note Subscription Agreement as of the date first set forth above.

COMPANY

MARTI TECHNOLOGIES, INC.

By:	/s/ Oğuz Alper Öktem
Name:	Oğuz Alper Öktem
Title:	Chief Executive Officer

[Signature Page to the Amendment No. 1 to Convertible Note Subscription Agreement]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Convertible Note Subscription Agreement as of the date first set forth above.

SUBSCRIBER

CALLAWAY CAPITAL MANAGEMENT LLC

By:	/s/ Daniel Freifeld
Name:	Daniel Freifeld
Title:	Managing Member

[Signature Page to the Amendment No. 1 to Convertible Note Subscription Agreement]

EXHIBIT A

INDENTURE